     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2002


                                                               FILE NO. 811-2611
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A


REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940
      AMENDMENT NO. 23                                           [X]


                            VAN KAMPEN EXCHANGE FUND
                        A CALIFORNIA LIMITED PARTNERSHIP
(EXACT NAME OF REGISTRANT AS SPECIFIED IN THE AGREEMENT OF LIMITED PARTNERSHIP)

                                1 PARKVIEW PLAZA
                                  PO BOX 5555
                        OAKBROOK TERRACE, IL 60181-5555
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)
       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (630) 684-6000


                                 SARA L. BADLER


          EXECUTIVE DIRECTOR, GENERAL COUNSEL AND ASSISTANT SECRETARY

                          VAN KAMPEN INVESTMENTS INC.
                                1 PARKVIEW PLAZA
                                  PO BOX 5555
                     OAKBROOK TERRACE, ILLINOIS 60181-5555
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------

                                   Copies to:

                             WAYNE W. WHALEN, ESQ.
                              THOMAS A. HALE, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            VAN KAMPEN EXCHANGE FUND

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

     Van Kampen Exchange Fund (the "Registrant") is an open-end diversified management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and formed on December 4, 1975 under the Uniform Limited Partnership Act of California. Registrant commenced business as an investment company on December 13, 1976.

     Items 1, 2, 3, 5 and 9 of Part A are omitted pursuant to General Instruction B.2. of Form N-1A.

     This Prospectus, which incorporates by reference the entire Statement of Additional Information, concisely sets forth certain information about the Registrant that a prospective investor should know before investing in shares of the Registrant. Shareholders should read this Prospectus carefully and retain it for future reference. A copy of the Statement of Additional Information may be obtained without charge by calling (800) 341-2911 or for Telecommunications Device for the Deaf at (800) 421-2833. The Statement of Additional Information has been filed with the Securities and Exchange Commission ("SEC") and is available along with other related materials at the SEC's internet web site (http://www.sec.gov).


     This Prospectus is dated April 25, 2002.


ITEM 4.  INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED
         RISKS.

     The Registrant's principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. Under normal market conditions, the Registrant seeks to achieve these objectives by investing primarily in common stocks or convertible securities of companies believed to have long-term growth potential. The Registrant does not intend to engage to any significant degree in active or frequent trading of portfolio securities. The Registrant's portfolio turnover is reported in its financial statements. The Registrant may, however, for defensive purposes, temporarily invest all or a portion of its assets in other types of securities, including investment grade bonds, preferred stocks and money market obligations such as government securities, certificates of deposit and commercial paper. In taking a temporary defensive position, the Registrant would temporarily not be pursuing and may not achieve its investment objective. The foregoing policies may not be changed without approval of a majority of the Registrant's outstanding voting securities, as defined in the 1940 Act. The Registrant's temporary investments will consist of U.S. Treasury Bills and U.S. Treasury Bonds, both issued by and supported by the full faith and credit of the United States Government, and commercial paper rated P-1, if by Moody's Investors Service, Inc., or A-1 if by Standard & Poor's and repurchase agreements with domestic banks and broker-dealers.

     The Registrant is subject to market risk. Market risk is the possibility that the market values of securities owned by the Registrant will decline. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. Investments in common stocks and convertible securities generally are affected by changes in the stock markets, which fluctuate substantially over time, sometimes suddenly and sharply.


ITEM 6.  MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE.


     The business and affairs of the Registrant are managed under the direction of the Board of Managing General Partners of the Registrant. Subject to the Managing General Partners' oversight, the Adviser (defined below) determines the investment of Registrant's assets, provides administrative services and manages Registrant's business and affairs.


     Van Kampen Asset Management Inc. ("Asset Management" or the "Adviser"), 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181-5555 serves as investment adviser to Registrant. The Adviser is a wholly owned subsidiary of Van Kampen Investments Inc. ("Van Kampen Investments"). Van Kampen Investments is a diversified asset management company that administers more than three million retail investor accounts, has extensive capabilities for managing institutional portfolios and has more than $74 billion under management or supervision as of March 31, 2002. Van Kampen Investments has more than 50 open-end funds, more than 30 closed-end funds and more than 2,700 unit investment trusts that are distributed by authorized dealers nationwide. Van Kampen Investments is an indirect wholly owned subsidiary of Morgan Stanley Dean Witter & Co. ("Morgan Stanley"), which is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses: securities, asset management and credit services.



     The Registrant retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. Under an investment advisory agreement between the Adviser and the Registrant (the "Advisory Agreement"), the Registrant pays the Adviser a fee monthly calculated at the annual rate of 0.50% of average daily net assets of the Registrant. Under the Advisory Agreement, Registrant also reimburses the Adviser for the cost of the Registrant's accounting services, which include maintaining its financial books and records and calculating its daily net asset value. For the fiscal year ended December 31, 2001, advisory fees paid by the Registrant equaled 0.50% of the Registrant's average net assets.



     The Registrant is managed by the Adviser's Multi-Cap Growth team. The team is made up of established investment professionals. Current members of the team include Jeff New, a Managing Director of the Adviser, Michael Davis, an Executive Director of the Adviser, Sean Conner, a Vice President of the Adviser and Mary Jayne Maly, a Vice President of the Adviser. The composition of the team may change without notice from time to time.



     Other operating expenses paid by the Registrant include transfer agency fees, custodial fees, legal and accounting fees, the costs of reports and proxies to partners, managing general partners' fees, and all other business expenses not specifically assumed by the Adviser. For the fiscal year ended December 31, 2001, the Registrant's other operating expenses were 0.14% of average net assets.



     The Registrant and the Adviser have adopted a Code of Ethics designed to recognize the fiduciary relationship between the Registrant and the Adviser and its employees. The Code of Ethics permits directors, trustees, officers and employees to buy and sell securities for their personal accounts subject to certain restrictions. Persons with access to certain sensitive information are subject to pre-clearance and other procedures designed to prevent conflicts of interest.


ITEM 7.  SHAREHOLDER INFORMATION.

     The Registrant has outstanding units of partnership interest ("shares") with equal rights to participate in distributions made by Registrant and equal rights to Registrant's assets. Each share is entitled to one vote and there is no cumulative voting. If the Registrant were unable to pay its liabilities, partners receiving distributions could be liable to creditors of Registrant to the extent of such distributions, plus interest.


     The Registrant will determine its net asset value as of the close of each business day on the New York Stock Exchange. The Registrant's net assets equal the value of its portfolio securities, plus all cash and other assets (including dividends and interest accrued but not collected) less all liabilities (including accrued expenses but excluding partner capital contributions). The Registrant's portfolio securities are valued at the last sales price on the exchange where principally traded, or, if no sale occurred on that day, at the mean between the closing bid and asked prices; securities not so traded are valued in like manner, if market quotations are available, or at the mean between the highest bid and the lowest asked prices if there is no last sales price or closing bid and asked prices. The value of any other securities and assets is their fair value as determined in good faith by the Adviser based on procedures approved by the Managing General Partners.


     Shareholders may redeem shares at any time, without charge by the Registrant, at the next determined net asset value per share by submitting a written request in proper form to the Registrant's transfer agent, Van Kampen Investor Services, Inc. ("Investor Services"), PO Box 218256, Kansas City, MO 64121-8256, by placing the redemption request through an authorized dealer or by calling the Registrant. Redemptions are priced at the next determined net asset value per share after acceptance by Investor Services of the request and any other necessary documents in proper order and payment for shares redeemed will be made within seven days thereafter. Redemptions are not made on days during which the New York Stock Exchange is closed. The right of redemption may be suspended and the payment therefor may be postponed for more than seven days during any period when (a) the New York Stock Exchange is closed for other than customary weekends or holidays; (b) the SEC determines trading on the New York Stock Exchange is restricted; (c) the SEC determines an emergency exists as a result of which disposal by the Registrant of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Registrant to fairly determine the value of its net assets; or (d) the SEC, by order, so permits.

     The shares redeemed (other than redemptions under a systematic withdrawal plan) may be paid in cash or securities, at the option of Registrant, and will ordinarily be paid in whole or in part in securities. Registrant's valuation will determine the quantity of securities tendered. Registrant will select securities for tender in redemptions based on tax or investment considerations.

     While there is no charge when shares are redeemed or repurchased through the Registrant or through Van Kampen Funds Inc., an affiliate of the Adviser, dealers may make a charge for effecting a repurchase. Payment for shares redeemed may be postponed or the right of redemption suspended as provided by the rules of the SEC.

     The Registrant makes quarterly distributions of net investment income, exclusive of capital gains, to the partners. The Managing General Partners determine each year whether and to what extent any realized capital gains are to be distributed and such distributions, if any, will be made annually. Distributions, when made, are made equally among the outstanding shares held by shareholders. Dividends and capital gains distributions are automatically applied to purchase additional shares of the Registrant at the next determined net asset value unless the shareholder instructs otherwise.

     The Registrant is classified as a partnership for federal income tax purposes. Each partner is required to report on his personal federal income tax return his share of Registrant's income, gains, losses, deductions and expenses for the taxable year of the Registrant ending within or with his taxable year, regardless of whether cash or other properties are distributed. For federal income tax purposes, capital gain or loss is allocated equally among shares outstanding on the day recognized, and all other items of Registrant's income, gain, loss, deduction and expense during a year are allocated to each partner in the proportion which the total number of shares such partner held on each day during the year bears to the total of the outstanding shares of the Registrant on each day during the year.

     The tax basis to each partner for his shares in Registrant is determined by reference to the basis of the securities and any money that he contributed to the Registrant in exchange for his shares, increased by his share of the Registrant's taxable income and decreased (but not below zero) principally by the Registrant's distributions and his share of the Registrant's net losses. If cash distributed exceeds basis, the excess generally will be taxable as gain from the sale of a capital asset. The Registrant's tax basis in the securities contributed by the partners is the same as that of the partners contributing such securities.

     Redemptions for cash generally will be taxable as capital gains to the extent that such cash exceeds a partner's adjusted tax basis in his shares of the Registrant. The receipt of securities on redemption is not a taxable event to the partner or to the Registrant. The partner's basis in securities received on redemption will be the same as the Registrant's. Net long-term capital gains realized by the Registrant will be taxable to the partners at the current capital gain rates.

ITEM 8.  DISTRIBUTION ARRANGEMENTS.

        Not Applicable.

                            VAN KAMPEN EXCHANGE FUND

                                     PART B

         INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

ITEM 10.  COVER PAGE AND TABLE OF CONTENTS.


     This Statement of Additional Information is not a prospectus. This Statement of Additional Information should be read in conjunction with the Van Kampen Exchange Fund (the "Fund" or "Registrant") prospectus (the "Prospectus") dated as of the same date as this Statement of Additional Information. This Statement of Additional Information does not include all of the information a prospective investor should consider before purchasing shares of the Registrant. Investors should obtain and read the Prospectus prior to purchasing shares of the Registrant. A Prospectus may be obtained without charge by writing or calling Van Kampen Funds Inc. (the "Distributor"), 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, Illinois 60181-5555, at (800) 341-2911.



     This Statement of Additional Information is dated April 25, 2002.



                                                                          PAGE
                                                                          ----
          Fund History................................................    B-1
          Description of the Fund and its Investment Risks............    B-1
          Management of the Fund......................................    B-3
          Control Persons and Principal Holders of Securities.........    B-10
          Investment Advisory and Other Services......................    B-10
          Brokerage Allocation and Other Practices....................    B-12
          Capital Stock and Other Securities..........................    B-13
          Purchase, Redemption and Pricing of Shares..................    B-13
          Taxation of the Fund........................................    B-13
          Underwriters................................................    B-13
          Calculation of Performance Data.............................    B-13
          Financial Statements........................................    B-13
          Report of Independent Auditors..............................    F-1
          Financial Statements........................................    F-2
          Notes to Financial Statements...............................    F-9


ITEM 11.  FUND HISTORY.

     The Registrant was formed on December 4, 1975 under the Uniform Limited Partnership Act of California. Registrant commenced business as an investment company on December 13, 1976 under the name American General Exchange Fund.

     On September 9, 1983, the name of the Registrant was changed from American General Exchange Fund to American Capital Exchange Fund. The name of the Registrant was changed from American Capital Exchange Fund to Van Kampen American Capital Exchange Fund (a California Limited Partnership) on April 26, 1996. The Registrant began using its current name on December 9, 1998.

ITEM 12.  DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS.

     The Registrant is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"). The Registrant's principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. Under normal market conditions, the Registrant seeks to achieve these objectives by investing primarily in common stocks or convertible securities of companies believed to have long-term growth potential. In seeking to attain its investment objectives of long-term growth of capital, and, secondarily, production of income, Registrant will acquire securities for long-term appreciation and does not intend to engage to any significant degree in short-term trading. Capital gains taxes will be considered in determining the sale of portfolio securities. However, sales will be effected whenever believed to be in the best interests of the Partners, even though capital gains may be recognized thereby.

     Registrant has no present intention of investing in corporate bonds, preferred stocks or certificates of deposit in an amount in excess of 5% of the value of its net assets.


     Registrant has adopted certain fundamental investment restrictions which may not be changed without approval by the vote of a majority of its outstanding voting securities, which is defined by the 1940 Act, as the lesser of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or
(ii) more than 50% of the outstanding voting securities. The percentage limitations contained in the restrictions and policies set forth herein apply at the time of purchase of the securities. With respect to the limitations on illiquid securities and borrowings, the percentage limitations apply at the time of purchase and on an ongoing basis. Registrant may not:


     (1) Purchase securities on margin or make short sales.

     (2) Purchase or write any options, puts, calls, straddles, spreads or combinations thereof.

     (3) Borrow money, except from banks for a purpose other than the purchase of securities, such borrowing not to exceed 5% of the Registrant's total assets at market value at the time of borrowing. Any such borrowing may be secured provided that not more than 10% of the total assets at market value at the time of pledging may be used as security for such borrowings.

     (4) Engage in the underwriting of securities or invest in securities subject to restrictions on resale.

     (5) Invest more than 25% of its assets at market value at the time of purchase in securities of companies all of which conduct their principal activities in the same industry.

     (6) Invest in real estate (including interests in real estate investment trusts) or invest in oil, gas or mineral exploration or development programs, except in publicly traded securities of issuers which engage in such business.

     (7) Buy or sell commodities or commodity contracts.

     (8) Make loans of money or securities to other persons provided that this limitation shall not prevent the purchase of a portion of an issue of bonds, notes, debentures or other debt securities which are publicly distributed or of a type customarily purchased by institutional investors.

     (9) Invest more than 5% of its total assets at market value at the time of purchase in the securities of any one issuer (other than obligations of the United States Government or any instrumentalities thereof).

     (10) Purchase securities if such purchase would result in the Registrant owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

     (11) Invest in securities of companies which have a record, together with their predecessors, of less than three years of continuous operation.

     (12) Purchase securities issued by any other investment company or investment trust.

     (13) Purchase or hold securities of any company if any of its General Partners, or officers or directors of Registrant's investment adviser, who beneficially own more than 0.50% of the securities of that company together own beneficially more than 5% of the securities of such company.

     (14) Invest in companies for the purpose of exercising control or management. (Registrant's officers may be authorized to vote proxies issued with respect to its portfolio securities consistently with its investment objectives).

     (15) Invest in or hold warrants unless received with respect to securities held by Registrant.

     (16) Invest in foreign securities unless listed at the time of purchase on the New York Stock Exchange.

     (17) Invest more than 5% of its total assets at market value at the time of purchase in equity securities which are not readily marketable.

     Registrant does not issue senior securities.


ITEM 13.  MANAGEMENT OF THE FUND.



     The business and affairs of the Fund are managed under the direction of the Fund's Managing General Partners and the Fund's officers appointed by the Managing General Partners. The tables below list the managing general partners and officers of the Fund and their principal occupations during the last five years, other directorships held by the managing general partners and their affiliations, if any, with Van Kampen Investments Inc. ("Van Kampen Investments"), Van Kampen Investment Advisory Corp. ("Advisory Corp."), Van Kampen Asset Management Inc. ("Asset Management"), Van Kampen Funds Inc. (the "Distributor"), Van Kampen Advisors Inc., Van Kampen Trust Company, Van Kampen Exchange Corp. and Van Kampen Investor Services Inc. ("Investor Services"). Advisory Corp. and Asset Management sometimes are referred to herein collectively as the "Advisers." The term "Fund Complex" includes each of the investment companies advised by the Advisers. Managing General Partners serve one year terms or until their successors are duly elected and qualified. Officers are annually elected by the managing general partners.



                     INDEPENDENT MANAGING GENERAL PARTNERS:



                                                                                              NUMBER OF
                                                                                              FUNDS IN
                                                                                                FUND
                                                                                               COMPLEX
                                         TERM OF                                              OVERSEEN
                                        OFFICE AND                                               BY
NAME, AGE AND ADDRESS      POSITION(S)  LENGTH OF                                             MANAGING    OTHER DIRECTORSHIPS
OF INDEPENDENT MANAGING     HELD WITH      TIME     PRINCIPAL OCCUPATION(S)                    GENERAL    HELD BY MANAGING
GENERAL PARTNER               FUND        SERVED    DURING PAST 5 YEARS                        PARTNER    GENERAL PARTNER
David C. Arch (56)         Managing     Managing    Mr. Arch is Chairman and Chief Executive     37       Mr. Arch is a member of
Blistex Inc.               General      General     Officer of Blistex Inc., a consumer                   the Board of Directors of
1800 Swift Drive           Partner      Partner     health care products manufacturer, and                the Heartland Alliance, a
Oak Brook, IL 60523                     since 1998  former Director of the World Presidents               nonprofit organization
                                                    Organization-Chicago Chapter. Mr. Arch                serving human needs based
                                                    is also a Trustee or Managing General                 in Chicago.
                                                    Partner of other investment companies
                                                    advised by the Advisers.

                                                                                              NUMBER OF
                                                                                              FUNDS IN
                                                                                                FUND
                                                                                               COMPLEX
                                         TERM OF                                              OVERSEEN
                                        OFFICE AND                                               BY
NAME, AGE AND ADDRESS      POSITION(S)  LENGTH OF                                             MANAGING    OTHER DIRECTORSHIPS
OF INDEPENDENT MANAGING     HELD WITH      TIME     PRINCIPAL OCCUPATION(S)                    GENERAL    HELD BY MANAGING
GENERAL PARTNER               FUND        SERVED    DURING PAST 5 YEARS                        PARTNER    GENERAL PARTNER
Rod Dammeyer (61)          Managing     Managing    Mr. Dammeyer is President of CAC, llc.,      37       Mr. Dammeyer is a member
CAC, llc.                  General      General     a private company offering capital                    of the Board of Directors
676 North Michigan Avenue  Partner      Partner     investment and management advisory                    of TeleTech Holdings
Suite 2800                              since 1998  services. Mr. Dammeyer is also a Trustee              Inc., Stericycle, Inc.,
Chicago, IL 60611                                   or Managing General Partner of other                  TheraSense, Inc., GATX
                                                    investment companies advised by the                   Corporation, Arris Group,
                                                    Advisers. Prior to February 2001, Mr.                 Inc. and Peregrine
                                                    Dammeyer was Vice Chairman and Director               Systems Inc. and a member
                                                    of Anixter International, Inc. and IMC                of the Board of Trustees
                                                    Global Inc. Prior to July 2000, Mr.                   of the University of
                                                    Dammeyer was a Managing Partner of                    Chicago Hospitals and
                                                    Equity Group Corporate Investment (EGI),              Health Systems. Prior to
                                                    a company that makes private investments              July 2000, Mr. Dammeyer
                                                    in other companies. Prior to 1997, Mr.                was a member of the Board
                                                    Dammeyer was President, Chief Executive               of Directors of Allied
                                                    Officer and a Director of Great American              Riser Communications
                                                    Management & Investment, Inc., a                      Corp., Matria Healthcare
                                                    diversified manufacturing company.                    Inc., Transmedia
                                                                                                          Networks, Inc., CNA
                                                                                                          Surety, Corp. and Grupo
                                                                                                          Azcarero Mexico (GAM).
                                                                                                          Prior to April 1999, Mr.
                                                                                                          Dammeyer was a Director
                                                                                                          of Metal Management, Inc.
                                                                                                          Prior to 1998, Mr.
                                                                                                          Dammeyer was a Director
                                                                                                          of Lukens, Inc., Capsure
                                                                                                          Holdings Corp., Revco
                                                                                                          D.S., Inc., the Chase
                                                                                                          Manhattan Corporation
                                                                                                          National Advisory Board
                                                                                                          and Sealy, Inc. Prior to
                                                                                                          1997, Mr. Dammeyer was a
                                                                                                          Director of Flacon
                                                                                                          Building Products, Inc.
Howard J Kerr (66)         Managing     Managing    Mr. Kerr is a Trustee or Managing            37       Mr. Kerr is a Director of
736 North Western Avenue   General      General     General Partner of other investment                   Canbra Foods, Ltd., a
P.O. Box 317               Partner      Partner     companies advised by the Advisers. Prior              Canadian oilseed
Lake Forest, IL 60045                   since 1998  to 1998, Mr. Kerr was the President and               crushing, refining,
                                                    Chief Executive Officer of Pocklington                processing and packaging
                                                    Corporation, Inc., an Investment holding              operation, and the Marrow
                                                    company.                                              Foundation.

                                                                                              NUMBER OF
                                                                                              FUNDS IN
                                                                                                FUND
                                                                                               COMPLEX
                                         TERM OF                                              OVERSEEN
                                        OFFICE AND                                               BY
NAME, AGE AND ADDRESS      POSITION(S)  LENGTH OF                                             MANAGING    OTHER DIRECTORSHIPS
OF INDEPENDENT MANAGING     HELD WITH      TIME     PRINCIPAL OCCUPATION(S)                    GENERAL    HELD BY MANAGING
GENERAL PARTNER               FUND        SERVED    DURING PAST 5 YEARS                        PARTNER    GENERAL PARTNER
Theodore A. Myers (71)     Managing     Managing    Mr. Myers is a financial consultant. Mr.     37       Mr. Myers is a Director
550 Washington Avenue      General      General     Myers is also a Trustee or Managing                   of Met Life Investors
Glencoe, IL 60022          Partner      Partner     General Partner of other investment                   (formerly known as COVA
                                        since 1998  companies advised by the Advisers. Prior              Financial Life
                                                    to 1998, Mr. Myers was a Senior                       Insurance). Prior to
                                                    Financial Advisor (and, prior to 1997,                1997, Mr. Myers was a
                                                    an Executive Vice President, Chief                    Director of McLouth
                                                    Financial Officer and Director) of                    Steel.
                                                    Qualitech Steel Corporation, a producer
                                                    of high quality engineered steels for
                                                    automotive, transportation and capital
                                                    goods industries. Prior to 1997, Mr.
                                                    Myers was a member of the Arthur
                                                    Andersen Chief Financial Officers'
                                                    Committee.
Hugo F. Sonnenschein (61)  Managing     Managing    Mr. Sonnenschein is President Emeritus       37
1126 E. 59th Street        General      General     and Honorary Trustee of the University
Chicago, IL 60637          Partner      Partner     of Chicago and the Hutchinson
                                        since 1998  Distinguished Service Professor in the
                                                    Department of Economics at the
                                                    University of Chicago. Prior to July
                                                    2000, Mr. Sonnenschein was President of
                                                    the University of Chicago. Mr.
                                                    Sonnenschein is a member of the Board of
                                                    Trustees of the University of Rochester
                                                    and a member of its investment
                                                    committee. Mr. Sonnenschein is a member
                                                    of the National Academy of Sciences, the
                                                    American Philosophical Society, and a
                                                    fellow of the American Academy of Arts
                                                    and Sciences. Mr. Sonnenschein is also a
                                                    Trustee or Managing General Partner of
                                                    other investment companies advised by
                                                    the Advisers.

                     INTERESTED MANAGING GENERAL PARTNERS*:


                                                                                                 NUMBER OF
                                                                                                 FUNDS IN
                                                                                                   FUND
                                                                                                  COMPLEX
                                            TERM OF                                              OVERSEEN
                                           OFFICE AND                                               BY
NAME, AGE AND ADDRESS         POSITION(S)  LENGTH OF                                             MANAGING
OF INDEPENDENT MANAGING        HELD WITH      TIME     PRINCIPAL OCCUPATION(S)                    GENERAL
GENERAL PARTNER                  FUND        SERVED    DURING PAST 5 YEARS                        PARTNER
Richard F. Powers, III* (56)  Chairman     Managing    Mr. Powers is Chairman, Director,            97
1 Parkview Plaza                           General     President, Chief Executive Officer and
Oakbrook Terrace, IL 60181                 Partner     Managing Director of Van Kampen;
                                           since 1999  Chairman, Director, Chief Executive
                                                       Officer and Managing Director of the
                                                       Advisers, Distributor, Van Kampen
                                                       Advisors Inc. and Van Kampen Management
                                                       Inc.; Director of other subsidiaries of
                                                       Van Kampen; and Chief Sales and
                                                       Marketing Officer of Morgan Stanley Dean
                                                       Witter Asset Management Inc. Mr. Powers
                                                       is also Chairman of the Board,
                                                       Trustee/Director and President of funds
                                                       in the Fund Complex. Prior to May 1998,
                                                       Mr. Powers was Executive Vice President;
                                                       and Director of Marketing of Morgan
                                                       Stanley Dean Witter & Co. and Director
                                                       of Dean Witter Discover & Co. and Dean
                                                       Witter Realty. Prior to 1996, Mr. Powers
                                                       was Director of Dean Witter Reynolds
                                                       Inc.
Wayne W. Whalen* (62)         Managing     Managing    Mr. Whalen is a Partner in the law firm      97
333 West Wacker Drive         General      General     of Skadden, Arps, Slate, Meagher & Flom
Chicago, IL 60606             Partner      Partner     (Illinois), legal counsel to certain
                                           since 1998  funds advised by the Advisers. Mr.
                                                       Whalen is a Trustee, Director or
                                                       Managing General Partner of other funds
                                                       advised by the Advisers.


NAME, AGE AND ADDRESS         OTHER DIRECTORSHIPS
OF INDEPENDENT MANAGING       HELD BY MANAGING GENERAL
GENERAL PARTNER               PARTNER
Richard F. Powers, III* (56)
1 Parkview Plaza
Oakbrook Terrace, IL 60181
Wayne W. Whalen* (62)
333 West Wacker Drive
Chicago, IL 60606


------------------------------------


*Such partner is an "interested person" (within the meaning of Section 2(a)(19) of the 1940 Act). Mr. Whalen is an interested person to certain of the funds in the Fund Complex by reason of his firm currently acting as legal counsel to certain funds in the Fund Complex. Mr. Powers is an interested person of such funds in the Fund Complex and the Advisers by reason of his positions with Morgan Stanley or its affiliates.

                                    OFFICERS



                                                          TERM OF
                                  POSITION(S)            OFFICE AND
NAME, AGE AND                      HELD WITH             LENGTH OF
ADDRESS OF OFFICER                    FUND              TIME SERVED
Stephen L. Boyd (61)           Executive Vice        Officer since 1998
2800 Post Oak Blvd.            President and
45th Floor                     Chief Investment
Houston, TX 77056              Officer
A. Thomas Smith III (45)       Vice President and    Officer since 1999
Harborside Financial Center    Secretary
Plaza 2 - 7th Floor
Jersey City, NJ 07311
John R. Reynoldson (48)        Vice President        Officer since 2000
1 Parkview Plaza
Oakbrook Terrace, IL 60181
John L. Sullivan (46)          Vice President,       Officer since 1996
1 Parkview Plaza               Chief Financial
Oakbrook Terrace, IL 60181     Officer and
                               Treasurer
John H. Zimmermann, III        Vice President        Officer since 2000
(44)
Harborside Financial Center
Plaza 2 - 7th Floor
Jersey City, NJ 07311


NAME, AGE AND                PRINCIPAL OCCUPATION(S)
ADDRESS OF OFFICER           DURING PAST 5 YEARS
Stephen L. Boyd (61)         Managing Director and Chief Investment Officer of Van Kampen
2800 Post Oak Blvd.          Investments, and Managing Director and President of the
45th Floor                   Advisers and Van Kampen Advisors Inc. Executive Vice
Houston, TX 77056            President and Chief Investment Officer of funds in the Fund
                             Complex. Prior to December 2000, Executive Vice President
                             and Chief Investment Officer of Van Kampen Investments, and
                             President and Chief Operating Officer of the Advisers. Prior
                             to April 2000, Executive Vice President and Chief Investment
                             Officer for Equity Investments of the Advisers. Prior to
                             October 1998, Vice President and Senior Portfolio Manager
                             with AIM Capital Management, Inc. Prior to February 1998,
                             Senior Vice President and Portfolio Manager of Van Kampen
                             American Capital Asset Management, Inc., Van Kampen American
                             Capital Investment Advisory Corp. and Van Kampen American
                             Capital Management, Inc.
A. Thomas Smith III (45)     Managing Director and Director of Van Kampen Investments,
Harborside Financial Center  Director of the Advisers, Van Kampen Advisors Inc., the
Plaza 2 - 7th Floor          Distributor, Investor Services and certain other
Jersey City, NJ 07311        subsidiaries of Van Kampen Investments. Managing Director
                             and General Counsel-Mutual Funds of Morgan Stanley
                             Investment Advisors, Inc. Vice President or Principal Legal
                             Officer and Secretary of funds in the Fund Complex. Prior to
                             July 2001, Managing Director, General Counsel, Secretary and
                             Director of Van Kampen Investments, the Advisers, the
                             Distributor, Investor Services, and certain other
                             subsidiaries of Van Kampen Investments. Prior to December
                             2000, Executive Vice President, General Counsel, Secretary
                             and Director of Van Kampen Investments, the Advisers, Van
                             Kampen Advisors Inc., the Distributor, Investor Services and
                             certain other subsidiaries of Van Kampen Investments. Prior to January 1999, Vice President and Associate General
                             Counsel to New York Life Insurance Company ("New York
                             Life"), and prior to March 1997, Associate General Counsel of New York Life. Prior to December 1993, Assistant General
                             Counsel of The Dreyfus Corporation. Prior to August 1991,
                             Senior Associate, Willkie Farr & Gallagher. Prior to January
                             1989, Staff Attorney at the Securities and Exchange
                             Commission, Division of Investment Management, Office of
                             Chief Counsel.
John R. Reynoldson (48)      Executive Director of the Advisers and Van Kampen Advisors
1 Parkview Plaza             Inc. Vice President of funds in the Fund Complex. Prior to
Oakbrook Terrace, IL 60181   July 2001, Principal and Co-head of the Fixed Income
                             Department of the Advisers and Van Kampen Advisors Inc.
                             Prior to December 2000, Senior Vice President of the
                             Advisers and Van Kampen Advisors Inc. Prior to May 2000, he
                             managed the investment grade taxable group for the Advisers since July 1999. From July 1988 to June 1999, he managed the government securities bond group for Asset Management. Mr.
                             Reynoldson has been with Asset Management since April 1987.
John L. Sullivan (46)        Executive Director of Van Kampen Investments, the Advisers
1 Parkview Plaza             and Van Kampen Advisors Inc. Vice President, Chief Financial
Oakbrook Terrace, IL 60181   Officer and Treasurer of funds in the Fund Complex.
John H. Zimmermann, III      Managing Director and Director of Van Kampen Investments,
(44)                         and Managing Director, President and Director of the
Harborside Financial Center  Distributor. Vice President of funds in the Fund Complex.
Plaza 2 - 7th Floor          Prior to December 2000, President of Van Kampen Insurance
Jersey City, NJ 07311        Agency of Illinois Inc., and Senior Vice President and
                             Director of Van Kampen Investments. From November 1992 to
                             December 1997, Mr. Zimmermann was Senior Vice President of
                             the Distributor.

     As of the date of this Statement of Additional Information, each managing general partner serves as a trustee or managing general partner of the same 37 operating investment companies in the Fund Complex (the "Closed-End Fund Complex"). The compensation of officers and Managing General Partners/Trustees who are affiliated persons (as defined in the 1940 Act) of the Adviser is paid by the Adviser. Funds in the Closed-End Fund Complex, including the Registrant, pay compensation to Managing General Partners/Trustees who are not affiliated with the Adviser or Van Kampen Investments ("Non-Affiliated Trustees"). The funds in the Closed-End Fund Complex pay (i) an annual Closed-End Fund Complex retainer (generally equal to the product of $2,500 times the number of funds in the Closed-End Fund Complex), which is then allocated among the funds in the Closed-End Fund Complex based on each fund's relative net assets, and (ii) a meeting fee of $250 per fund per meeting as well as reimbursement of expenses incurred in connection with such meetings. Each of the funds in the Closed-End Fund Complex other than the Registrant has adopted a deferred compensation plan for Non-Affiliated Trustees that allows such trustees to defer receipt of compensation and earn a return on such deferred amounts based upon the return of common shares of funds in the Closed-End Fund Complex as selected by such trustee. Each of the funds in the Closed-End Fund Complex other than the Registrant has adopted a retirement plan for Non-Affiliated Trustees which provides retirement benefits to Non-Affiliated Trustees that have at least ten years of service for a fund (including years of service prior to adoption of the retirement plan) and retire at or after attaining the age of 62 equal to $2,500 per fund for each of the ten years following such trustee's retirement. The following table shows aggregate compensation paid to each of the Registrant's Managing General Partners by the Registrant as of the Registrant's last fiscal year ended December 31, 2001 and from the Closed-End Fund Complex for the calendar year ended December 31, 2001.


                               COMPENSATION TABLE


                                                                        CLOSED-END FUND COMPLEX
                                                     -------------------------------------------------------------
                                                                                                        TOTAL
                                                                                                    COMPENSATION
                                       AGGREGATE      ESTIMATED AGGREGATE         ESTIMATED        BEFORE DEFERRAL
                                     COMPENSATION    PENSION OR RETIREMENT        AGGREGATE           FROM THE
                                       FROM THE         BENEFITS ACCRUED       ANNUAL BENEFITS       CLOSED-END
               NAME                  REGISTRANT(1)   AS PART OF EXPENSES(2)   UPON RETIREMENT(3)   FUND COMPLEX(4)
               ----                  -------------   ----------------------   ------------------   ---------------
David C. Arch......................     $2,038              $13,789                $90,000            $152,000
Rod Dammeyer.......................      2,038               25,218                 90,000             152,250
Howard J Kerr......................      2,038               49,429                 89,000             152,250
Theodore A. Myers..................      2,038               91,890                 77,250             152,250
Hugo F. Sonnenschein...............      2,038               25,164                 90,000             152,250
Wayne W. Whalen....................      2,038               28,723                 90,000             152,250


---------------

(1) The amounts shown in this column represent the aggregate compensation from the Registrant for each Managing General Partner for the Registrant's fiscal year ending December 31, 2001.



(2) Funds in the Closed-End Fund Complex other than the Registrant have adopted retirement plans for trustees who are not affiliated persons of the Adviser or Van Kampen Investments. The amounts shown in this column represent the sum of the estimated pension or retirement benefit accruals expected to be accrued by such funds for their respective fiscal years ended 2001.



(3) Funds in the Closed-End Fund Complex other than the Registrant have adopted retirement plans for trustees who are not affiliated persons of the Adviser or Van Kampen Investments. The amounts shown in this column represent the sum of the estimated annual benefits payable per year by such funds for each year of the 10-year period commencing in the year of such trustee's anticipated retirement.



(4) The "Closed-End Fund Complex" currently consists of 37 investment companies (including the Registrant) advised by the Adviser or its affiliates that have the same members on each investment company's Board of Trustees/Managing General Partners. The amounts shown in this column are accumulated from the aggregate compensation of the 37 investment companies in the Closed-End Fund Complex for the calendar year ended December 31, 2001 before deferral by the trustees under the deferred compensation plan. The Adviser also serves as investment adviser for other investment companies; however, with the exception of Mr. Whalen, the Non-Affiliated Trustees are not trustees of other investment companies. Combining the Closed-End Fund Complex with other investment companies advised by the Adviser or its affiliates, Mr. Whalen earned Total Compensation of $276,650 for the year ended December 31, 2001.



     During the Registrant's last fiscal year, the Registrant had one standing committee, an audit committee. The Registrant's audit committee consists of Messrs. Arch, Dammeyer, Kerr, Myers and Sonnenschein. The audit committee makes recommendations to the Registrant's Board of Managing General Partners concerning the selection of the Registrant's independent public accountants, reviews with such accountants the scope and results of the Registrant's annual audit and considers any comments which the accountants may have regarding the Registrant's financial statements, books of account or internal controls. During the Registrant's last fiscal year, the audit committee of the Registrant held 2 meetings.



     As of December 31, 2001, the most recently completed calendar year prior to the date of this Statement of Additional Information, each managing general partner of the Registrant beneficially owned equity securities of the Registrant and of all of the funds in the Closed End Fund Complex overseen by the managing general partners/trustees in the dollar range amounts specified below.



INDEPENDENT MANAGING GENERAL PARTNERS



                                                         AGGREGATE DOLLAR RANGE OF EQUITY
                                                      SECURITIES IN ALL REGISTERED INVESTMENT
                                  DOLLAR RANGE OF       COMPANIES OVERSEEN BY THE MANAGING
                                 EQUITY SECURITIES        GENERAL PARTNER/TRUSTEE IN THE
                                    IN THE FUND               CLOSED END FUND COMPLEX
                                 -----------------    ---------------------------------------
David C. Arch                      $1 - $10,000            $50,001 - $100,000
Rod Dammeyer                       $1 - $10,000              Over $100,000
Howard J Kerr                      $1 - $10,000               $1 - $10,000
Theodore A. Myers                  $1 - $10,000              Over $100,000
Hugo F. Sonnenschein               $1 - $10,000              Over $100,000



INTERESTED MANAGING GENERAL PARTNERS



                                                          AGGREGATE DOLLAR RANGE OF EQUITY
                                                       SECURITIES IN ALL REGISTERED INVESTMENT
                                DOLLAR RANGE OF          COMPANIES OVERSEEN BY THE MANAGING
                               EQUITY SECURITIES           GENERAL PARTNER/TRUSTEE IN THE
                                  IN THE FUND                  CLOSED END FUND COMPLEX
                               -----------------       ---------------------------------------
Richard F. Powers                $1 - $10,000                 Over $100,000
Wayne W. Whalen                  $1 - $10,000                 Over $100,000



     The Fund, the Adviser and the Distributor have adopted a Code of Ethics (the "Code of Ethics") that sets forth general and specific standards relating to the securities trading activities of their employees. The Code of Ethics does not prohibit employees from acquiring securities that may be purchased or held by the Fund, but is intended to ensure that all employees conduct their personal transactions in a manner that does not interfere with the portfolio transactions of the Fund or other Van Kampen funds, or that such employees take unfair advantage of their relationship with the Fund. Among other things, the Code of Ethics prohibits certain types of transactions absent prior approval, imposes various trading restrictions (such as time periods during which personal transactions may or may not be made) and requires quarterly reporting of securities transactions and other matters. All reportable securities transactions and other required reports are to be reviewed by appropriate personnel for compliance with the Code of Ethics. Additional restrictions apply to portfolio managers, traders, research analysts and others who may have access to nonpublic information about the trading activities of the Fund or other Van Kampen funds or who otherwise are involved in the investment advisory process. Exceptions to these and other provisions of the Code of Ethics may be granted in particular circumstances after review by appropriate personnel.



     For a discussion of the Board's approval of the Registrant's advisory agreement see Item 15.

ITEM 14.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.


     As of April 1, 2002, no person was known by the Registrant to own beneficially or to hold of record 5% or more of the outstanding shares of the Registrant, except as follows:



                                                                               AMOUNT      PERCENTAGE
                                NAME AND ADDRESS OF HOLDER                  OF OWNERSHIP   OWNERSHIP
                                --------------------------                  ------------   ----------
                 Comerica Bank Detroit & Edward Mardigian, TR                  45,045       18%
                 DTD 8/2/77 with Helen Mardigian
                 P.O. Box 75000
                 Detroit, MI 48275-0001
                 Richard F. McCarthy Limited                                   15,000        6%
                 Partnership #2
                 730 2nd Ave Ste 1450
                 Minneapolis, MN 55402-2475
                 George O. and Sidney M. Thorson, a partnership                15,039        6%
                 P.O. Box 1847
                 Friday Harbor, WA 98250-1847



     At April 1, 2002, all Managing General Partners and officers as a group owned less than 1% of Registrant's outstanding voting securities.


ITEM 15.  INVESTMENT ADVISORY AND OTHER SERVICES.

     The Adviser and Van Kampen Investor Services Inc., the Registrant's shareholder service agent, are wholly owned subsidiaries of Van Kampen Investments, which is an indirect wholly owned subsidiary of Morgan Stanley Dean Witter & Co. The Adviser's principal office is located at 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181-5555. Investors Services principal office is located at 7501 Tiffany Springs Parkway, Kansas City, MO 64153.

     Morgan Stanley Dean Witter & Co. is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses: securities, asset management and credit services.


     Registrant and the Adviser are parties to an investment advisory agreement (the "Agreement"). Under the Agreement, Registrant pays to the Adviser as compensation for the services rendered, facilities furnished, and expenses paid by it a fee payable monthly computed on average daily net assets of Registrant at an annual rate of 0.50%. The Adviser received approximately $434,600, $533,700 and $457,800, in advisory fees from the Registrant during the fiscal years ended December 31, 2001, 2000 and 1999, respectively.


     The average net asset value is determined by taking the average of all of the determinations of net asset value for each business day during a given calendar month. Such fee is payable for each calendar month as soon as practicable after the end of that month. The fee payable to the Adviser is reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the Adviser or any other direct or indirect majority owned subsidiary of Van Kampen Investments, in connection with the purchase and sale of portfolio investments of the Registrant, less any direct expenses incurred by such subsidiary of Van Kampen Investments in connection with obtaining such payments. The Adviser agrees to use its best efforts to recapture tender solicitation fees and exchange offer fees for the Registrant's benefit, and to advise the Managing General Partners of Registrant of any other commissions, fees, brokerage or similar payments which may be possible under applicable laws for the Adviser or any other direct or indirect majority owned subsidiary of Van Kampen Investments to receive in connection with Registrant's portfolio transactions or other arrangements which may benefit Registrant.


     The Agreement also provides that, in the event the ordinary business expenses of Registrant for any fiscal year exceed 1 1/2% of the first $30 million of the Registrant's average net assets, plus one percent of any excess over $30 million, the compensation due the Adviser will be reduced by the amount of such excess and that, if a reduction in and refund of the advisory fee is insufficient, the Adviser will pay the Registrant monthly an amount sufficient to make up the deficiency, subject to readjustment during the year. Ordinary business expenses do not include (1) interest and taxes, (2) brokerage commissions and
(3) certain litigation and indemnification expenses as described in the Agreement.



     The Agreement may be continued from year to year if specifically approved at least annually (a)(i) by the Registrant's Managing General Partners or (ii) by vote of a majority of the Registrant's outstanding voting securities and (b) by the affirmative vote of a majority of the Managing General Partners who are not parties to the agreement or interested persons of any such party by votes cast in person at a meeting called for such purpose. The Agreement provides that it shall terminate automatically if assigned and that it may be terminated without penalty by either party on 30 days written notice.


     Under the Agreement, Registrant retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. The Adviser is responsible for obtaining and evaluating economic, statistical, and financial data and for formulating and implementing investment programs in furtherance of Registrant's investment objectives. The Adviser also furnishes at no cost to Registrant (except as noted herein) the services of sufficient executive and clerical personnel for Registrant as are necessary to prepare registration statements, partner reports, and notices and proxy solicitation materials. In addition, the Adviser furnishes at no cost to Registrant the services of a Chief Executive Officer and other executive and clerical personnel, as needed.


     Under the Agreement, Registrant bears the cost of its accounting services, which includes maintaining its financial books and records and calculating its daily net asset value. The costs of such accounting services include the salaries and overhead expenses of the Registrant's Principal Financial and Accounting Officer and the personnel operating under his direction. For the fiscal years ended December 31, 2001, 2000 and 1999, the Registrant paid approximately $11,900, $11,600 and $32,200, respectively, for such services. A portion of these amounts were paid to the Adviser in reimbursement of personnel, facilities and equipment costs attributable to the provision of accounting services to Registrant. The services provided by the Adviser are at cost which is allocated among the investment companies advised or sub-advised by the Adviser. Registrant also pays transfer agency fees, custodian fees, legal and auditing fees, the costs of reports to partners and all other ordinary expenses not specifically assumed by the Adviser.



     In approving the Agreement, the Board of Managing General Partners, including the non-interested Managing General Partners, considered the nature, quality and scope of the services provided by the Adviser, the performance, fees and expenses of the Registrant compared to other similar investment companies, the Adviser's expenses in providing the services and the profitability of the Adviser and its affiliated companies. The Board of Managing General Partners reviewed the Registrant's portfolio of investments and the limited trading of Registrant's portfolio. The Board of Managing General Partners also reviewed the benefit to the Adviser of receiving third party research paid for by Registrant assets and the propriety of such an arrangement and evaluated other benefits the Adviser derives from its relationship with the Registrant. The Board of Managing General Partners considered the extent to which any economies of scale experienced by the Adviser are shared with the Registrant's shareholders. The Board of Managing General Partners considered comparative advisory fees of the Registrant and other investment companies at different asset levels, and considered the trends in the industry versus historical and projected redemptions of the Registrant. The Board of Managing General Partners reviewed reports from third parties about the foregoing factors and considered changes, if any, in such items since its previous approval. The Board of Managing General Partners discussed the financial strength of the Adviser and its affiliated companies and the capability of the personnel of the Adviser. The Board of Managing General Partners reviewed the statutory and regulatory requirements for approval of advisory agreements. The Board of Managing General Partners, including the non-interested Managing General Partners, evaluated all of the foregoing and determined, in the exercise of its business judgment, that approval of the Agreement was in the best interests of the Registrant and its shareholders.


     The custodian of all the assets of Registrant is State Street Bank and Trust Company located at 225 Franklin Street, Boston, Massachusetts 02110.

     Independent auditors for the Fund perform an annual audit of the Fund's financial statements. Deloitte & Touche LLP, located at Two Prudential Plaza, 180 North Stetson Avenue, Chicago Illinois, 60601 serves as independent auditors for the Fund. KPMG LLP, located at 303 East Wacker Drive, Chicago, Illinois, 60601, ceased being the Fund's independent auditors effective April 14, 2000. The cessation of the client-auditor relationship between the Fund and KPMG was based on a possible business relationship by KPMG with an affiliate of the Fund's investment adviser. The change in independent auditors was approved by the Fund's audit committee and the Fund's Board of Managing General Partners, including Managing General Partners who are not "interested persons" of the Fund (as defined in the 1940 Act).



     Investor Services, PO Box 218256, Kansas City, MO 64121-8256, a wholly owned subsidiary of Van Kampen Investments, serves as the shareholder service agent for the Fund. The transfer agency fees are determined through negotiations with the Registrant's Board of Managing General Partners and are based on competitive market benchmarks.



     Skadden, Arps, Slate, Meagher & Flom (Illinois) serves as legal counsel to the Registrant.


ITEM 16.  BROKERAGE ALLOCATION AND OTHER PRACTICES.


     The Adviser is responsible for decisions to buy and sell securities for the Registrant and for the placement of its portfolio business and the negotiation of the commissions paid on such transactions. While the Adviser will be primarily responsible for the placement of the Registrant's portfolio business, the policies and practices in this regard will at all times be subject to review by the Managing General Partners of the Registrant. It is the policy of the Adviser to seek prompt execution of orders in an effective manner at the best security price available with respect to each transaction. In over-the-counter transactions, orders are placed directly with a principal market maker unless it is believed that a better price and execution can be obtained by using a broker. Except to the extent that the Registrant may pay higher brokerage commissions for brokerage and research services (as described below) on a portion of its transactions executed on securities exchanges, the Adviser seeks the best security price at the most favorable commission rate. The Registrant paid no brokerage commissions during the fiscal years ended December 31, 2001, 2000 and 1999, respectively.


     In selecting dealers and in negotiating commissions, the Adviser considers the firm's reliability, the quality of its execution services on a continuing basis and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to firms which also provide research services to Registrant or the Adviser.

     The Adviser may cause an account to pay a broker or dealer who supplies brokerage and research services, a commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting the transaction. Brokerage and research services include (a) furnishing advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, (b) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts, and (c) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement and custody).

     The Registrant's Managing General Partners have authorized the Adviser to cause the Registrant to incur brokerage commissions in an amount higher than the lowest available rate in return for research services provided to the Adviser. The Adviser is of the opinion that the continued receipt of supplemental investment research services from dealers is essential to its provision of high quality portfolio management services to Registrant. The Adviser undertakes that such higher commissions will not be paid by Registrant unless (a) the Adviser determines in good faith that the amount is reasonable in relation to the services in terms of the particular transaction or in terms of the Adviser's overall responsibilities with respect to the accounts as to which it exercises investment discretion, (b) such payment is made in compliance with applicable state and federal laws, and (c) in the opinion of the Adviser, the total commissions paid by Registrant are reasonable in relation to the expected benefits to Registrant over the long term. The investment advisory fee paid by Registrant under the investment advisory agreement is not reduced as a result of the Adviser's receipt of research services.

     The Adviser places portfolio transactions for the Registrant and other advisory accounts, including other investment companies. Research services furnished by firms through which Registrant effects its securities transactions may be used by the Adviser in servicing all of its accounts; not all of such services may be used by the Adviser in connection with Registrant. In the opinion of the Adviser, the benefits from research services to each of the accounts (including Registrant) managed by the Adviser cannot be measured separately. Because the volume and nature of the trading activities of the accounts are not uniform, the amount of commissions in excess of the lowest available rate paid by each account for brokerage and research services will vary. However, in the opinion of the Adviser, such costs to Registrant will not be disproportionate to the benefits received by Registrant on a continuing basis.

     The Adviser seeks to allocate portfolio transactions equitably whenever concurrent decisions are made to purchase or sell securities by Registrant and another advisory account. In some cases, this procedure could have an adverse effect on the price or the amount of securities available to Registrant. In making such allocations among Registrant and other advisory accounts, the main factors considered by the Adviser are the relative net assets, respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and opinions of the persons responsible for recommending the investment.

     The Adviser also may place portfolio transactions, to the extent permitted by law, with brokerage firms affiliated with the Registrant or the Adviser if it reasonably believes that the quality of execution and the commission are comparable to that available from other qualified firms. Similarly, to the extent permitted by law and subject to the same considerations on quality of execution and comparable commission rates, the Adviser may direct an executing broker to pay a portion or all of any commissions, concessions or discounts to a firm supplying research or other services.

ITEM 17.  CAPITAL STOCK AND OTHER SECURITIES.

     See Items 4 and 7.

ITEM 18.  PURCHASE, REDEMPTION AND PRICING OF SHARES.

     No shares are being offered to the public. The redemption price per share is equivalent to the net asset value per share as more fully described in Item 7.

ITEM 19.  TAXATION OF THE FUND.

     See Item 7.

ITEM 20.  UNDERWRITERS.

     Not Applicable.

ITEM 21.  CALCULATION OF PERFORMANCE DATA.

     Not Applicable.

ITEM 22.  FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT AUDITORS

To the Partners of Van Kampen Exchange Fund

We have audited the accompanying statement of assets and liabilities of Van Kampen Exchange Fund, a California Limited Partnership (the "Fund"), including the portfolio of investments, as of December 31, 2001, the related statement of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The Fund's financial highlights for the periods ended prior to December 31, 2000, were audited by other auditors whose report, dated February 10, 2000, expressed an unqualified opinion on those financial highlights.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001, by correspondence with the Fund's custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen Exchange Fund as of December 31, 2001, the results of its operations, the changes in its net assets and the financial highlights for the respective stated periods, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Chicago, Illinois

February 8, 2002

                BY THE NUMBERS

YOUR FUND'S INVESTMENTS

December 31, 2001
THE FOLLOWING PAGES DETAIL YOUR FUND'S PORTFOLIO OF INVESTMENTS AT THE END OF THE REPORTING PERIOD.

                                                                          MARKET
DESCRIPTION                                                   SHARES       VALUE
COMMON STOCKS  99.2%
AEROSPACE & DEFENSE  0.5%
Honeywell International, Inc. ..............................   12,528   $   423,697
                                                                        -----------

ALUMINUM  0.5%
Alcan, Inc. (Canada)........................................   10,774       387,110
                                                                        -----------

AUTO PARTS & EQUIPMENT  0.2%
Dana Corp...................................................   13,677       189,837
                                                                        -----------

BIOTECHNOLOGY  0.0%
Edwards Lifesciences Corp. (a)..............................    1,000        27,630
                                                                        -----------

COMPUTER HARDWARE  2.2%
International Business Machines Corp. ......................   15,016     1,816,335
                                                                        -----------
CONSTRUCTION & ENGINEERING  0.9%
Fluor Corp. ................................................   12,831       479,879
Massey Energy Corp. ........................................   12,831       265,987
                                                                        -----------
                                                                            745,866
                                                                        -----------
CONSUMER FINANCE  1.5%
Household International, Inc. ..............................   21,372     1,238,294
                                                                        -----------

ELECTRICAL COMPONENTS & EQUIPMENT  1.1%
SPX Corp. (a)...............................................    6,824       934,206
                                                                        -----------
FOREST PRODUCTS  1.5%
Georgia-Pacific Group.......................................   37,376     1,031,951
Louisiana-Pacific Corp. (a).................................   25,970       219,187
                                                                        -----------
                                                                          1,251,138
                                                                        -----------
HEALTH CARE DISTRIBUTORS & SERVICES  0.1%
Cardinal Health, Inc........................................    1,867       120,720
                                                                        -----------

HEALTH CARE EQUIPMENT  0.6%
Baxter International, Inc. .................................   10,000       536,300
                                                                        -----------

                                               See Notes to Financial Statements

YOUR FUND'S INVESTMENTS

December 31, 2001

                                                                          MARKET
DESCRIPTION                                                   SHARES       VALUE
INDUSTRIAL GASES  6.0%
Air Products & Chemicals, Inc. .............................  109,090   $ 5,117,412
                                                                        -----------

INTEGRATED OIL & GAS  7.5%
Amerada Hess Corp. .........................................   21,200     1,325,000
BP PLC - ADR (United Kingdom)...............................   33,876     1,575,573
Exxon Mobil Corp. ..........................................  86,639..    3,404,913
                                                                        -----------
                                                                          6,305,486
                                                                        -----------
MULTI-LINE INSURANCE  3.9%
American International Group, Inc. .........................   41,688     3,310,027
                                                                        -----------

OFFICE ELECTRONICS  1.2%
IKON Office Solutions, Inc. ................................   86,993     1,016,948
                                                                        -----------

OIL & GAS DRILLING  0.1%
Transocean Sedco Forex, Inc. ...............................    3,113       105,282
                                                                        -----------

OIL & GAS EQUIPMENT & SERVICES  2.6%
Baker Hughes, Inc. .........................................   25,634       934,872
Halliburton Co. ............................................   30,320       397,192
Schlumberger Ltd. ..........................................   16,080       883,596
                                                                        -----------
                                                                          2,215,660
                                                                        -----------
OIL & GAS EXPLORATION & PRODUCTION  1.4%
Apache Corp. ...............................................   12,547       625,824
Kerr-McGee Corp. ...........................................   10,900       597,320
                                                                        -----------
                                                                          1,223,144
                                                                        -----------
PACKAGED FOODS  2.4%
McCormick & Co., Inc. ......................................   48,259     2,025,430
                                                                        -----------

PHARMACEUTICALS  39.0%
American Home Products Corp. ...............................   56,000     3,436,160
Johnson & Johnson...........................................  108,864     6,433,862
Merck & Co., Inc. ..........................................   50,376     2,962,109
Pfizer, Inc. ...............................................  331,081    13,193,578
Schering-Plough Corp. ......................................  195,374     6,996,343
                                                                        -----------
                                                                         33,022,052
                                                                        -----------
REAL ESTATE INVESTMENT TRUSTS  0.9%
Plum Creek Timber Co., Inc. ................................   25,602       725,817
                                                                        -----------

RESTAURANTS  0.1%
Luby's Cafeterias, Inc. (a).................................   13,367        76,325
                                                                        -----------

See Notes to Financial Statements

YOUR FUND'S INVESTMENTS

December 31, 2001

                                                                          MARKET
DESCRIPTION                                                   SHARES       VALUE
SEMICONDUCTORS  21.7%
Intel Corp. ................................................  584,834   $18,393,029
                                                                        -----------

SPECIALTY CHEMICALS  3.3%
International Flavors & Fragrances, Inc. ...................   49,712     1,476,943
Lubrizol Corp. .............................................   37,620     1,320,086
                                                                        -----------
                                                                          2,797,029
                                                                        -----------
TOTAL LONG-TERM INVESTMENTS  99.2%
(Cost $7,190,198)....................................................    84,004,774

REPURCHASE AGREEMENT  0.9%
State Street Bank & Trust Co. ($796,000 par collateralized by U.S.
  Government obligations in a pooled cash account, dated 12/31/01, to be sold on 01/02/02 at $796,075)
  (Cost $796,000)....................................................       796,000
                                                                        -----------

TOTAL INVESTMENTS  100.1%
  (Cost $7,986,198)..................................................    84,800,774
LIABILITIES IN EXCESS OF OTHER ASSETS  (0.1%)........................     (124,476)
                                                                        -----------

NET ASSETS  100.0%...................................................   $84,676,298
                                                                        ===========

(a) Non-income producing security.

ADR--American Depositary Receipt

                                               See Notes to Financial Statements

FINANCIAL STATEMENTS
Statement of Assets and Liabilities
December 31, 2001

ASSETS:
Total Investments (Cost $7,986,198).........................  $84,800,774
Receivables:
  Dividends.................................................       84,455
  Interest..................................................           38
Other.......................................................       39,855
                                                              -----------
    Total Assets............................................   84,925,122
                                                              -----------
LIABILITIES:
Payables:
  Custodian Bank............................................       71,168
  Investment Advisory Fee...................................       36,440
  Affiliates................................................        2,786
Managing General Partners' Retirement Plan..................      105,892
Accrued Expenses............................................       32,538
                                                              -----------
    Total Liabilities.......................................      248,824
                                                              -----------
NET ASSETS..................................................  $84,676,298
                                                              ===========
NET ASSETS ARE COMPRISED OF:
236,474 units of limited partnership interest...............  $83,420,444
3,422 units of non-managing general partnership interest....    1,207,172
138 units of managing general partnership interest..........       48,682
                                                              -----------
NET ASSETS..................................................  $84,676,298
                                                              ===========
NET ASSET VALUE PER UNIT ($84,676,298 divided by 240,034
  units of partnership interest outstanding)................  $    352.77
                                                              ===========

See Notes to Financial Statements

Statement of Operations
For the Year Ended December 31, 2001

INVESTMENT INCOME:
Dividends (Net of foreign withholding taxes of $5,825)......  $ 1,095,967
Interest....................................................       51,313
Other.......................................................        6,501
                                                              -----------
    Total Income............................................    1,153,781
                                                              -----------
EXPENSES:
Investment Advisory Fee.....................................      434,637
Managing General Partners' Fees and Related Expenses........       36,325
Custody.....................................................        7,642
Legal.......................................................        3,257
Other.......................................................       78,724
                                                              -----------
    Total Expenses..........................................      560,585
    Less Credits Earned on Cash Balances....................          211
                                                              -----------
    Net Expenses............................................      560,374
                                                              -----------
NET INVESTMENT INCOME.......................................  $   593,407
                                                              ===========
REALIZED AND UNREALIZED GAIN/LOSS:
Net Realized Gain on Investments as a result of partner
  in-kind
  redemptions...............................................  $ 2,264,172
                                                              -----------
Unrealized Appreciation/Depreciation:
  Beginning of the Period...................................   85,480,019
  End of the Period.........................................   76,814,576
                                                              -----------
Net Unrealized Depreciation During the Period...............   (8,665,443)
                                                              -----------
NET REALIZED AND UNREALIZED LOSS............................  $(6,401,271)
                                                              ===========
NET DECREASE IN NET ASSETS FROM OPERATIONS..................  $(5,807,864)
                                                              ===========

                                               See Notes to Financial Statements

Statements of Changes in Net Assets
For the Years Ended December 31, 2001 and 2000

                                                     YEAR ENDED           YEAR ENDED
                                                  DECEMBER 31, 2001    DECEMBER 31, 2000
                                                  --------------------------------------
FROM INVESTMENT ACTIVITIES:
Operations:
Net Investment Income............................   $    593,407          $   483,376
Net Realized Gain on Investments as a result of
  partner in-kind redemptions....................      2,264,172            6,907,325
Net Unrealized Appreciation/Depreciation During
  the Period.....................................     (8,665,443)           1,112,798
                                                    ------------          -----------
Change in Net Assets from Operations.............     (5,807,864)           8,503,499
                                                    ------------          -----------

Distributions from Net Investment Income.........       (316,831)            (336,592)
Distributions from Net Realized Gain.............            -0-             (144,772)
                                                    ------------          -----------
Total Distributions..............................       (316,831)            (481,364)
                                                    ------------          -----------

NET CHANGE IN NET ASSETS FROM INVESTMENT
  ACTIVITIES.....................................     (6,124,695)           8,022,135
                                                    ------------          -----------

FROM PARTNERSHIP UNIT TRANSACTIONS:
Proceeds from Units Issued Through Dividend
  Reinvestment...................................         50,245               90,340
Cost of Units Repurchased........................     (4,057,376)          (7,509,250)
                                                    ------------          -----------
NET CHANGE IN NET ASSETS FROM PARTNERSHIP UNIT
  TRANSACTIONS...................................     (4,007,131)          (7,418,910)
                                                    ------------          -----------
TOTAL INCREASE/DECREASE IN NET ASSETS............    (10,131,826)             603,225
NET ASSETS:
Beginning of the Period..........................     94,808,124           94,204,899
                                                    ------------          -----------
End of the Period................................   $ 84,676,298          $94,808,124
                                                    ============          ===========
CHANGE IN PARTNERSHIP UNITS OUTSTANDING:
Units Issued Through Dividend Reinvestment.......            139                  228
Units Repurchased................................        (11,914)             (18,804)
                                                    ------------          -----------
  Decrease in Partnership Units Outstanding......        (11,775)             (18,576)
                                                    ============          ===========

See Notes to Financial Statements

Financial Highlights
THE FOLLOWING SCHEDULE PRESENTS FINANCIAL HIGHLIGHTS FOR ONE UNIT OF THE FUND OUTSTANDING THROUGHOUT THE PERIODS INDICATED.

                                                YEAR ENDED DECEMBER 31, (A)
                                    ----------------------------------------------------
                                      2001       2000       1999       1998       1997
                                    ----------------------------------------------------
NET ASSET VALUE, BEGINNING OF THE
  PERIOD..........................  $ 376.51    $348.41    $313.59    $243.54    $205.35
                                    --------    -------    -------    -------    -------
  Net Investment Income...........      2.40       1.85       1.77       2.01       1.91
  Net Realized and Unrealized
    Gain/Loss.....................    (24.86)     28.06      34.82      69.32      37.56
                                    --------    -------    -------    -------    -------
Total from Investment
  Operations......................    (22.46)     29.91      36.59      71.33      39.47
                                    --------    -------    -------    -------    -------
Less:
  Distributions from Net
    Investment Income.............      1.28       1.28       1.28       1.28       1.28
  Distributions from Net Realized
    Gain..........................       -0-        .53        .49        -0-        -0-
                                    --------    -------    -------    -------    -------
Total Distributions...............      1.28       1.81       1.77       1.28       1.28
                                    --------    -------    -------    -------    -------
NET ASSET VALUE, END OF THE
  PERIOD..........................  $ 352.77    $376.51    $348.41    $313.59    $243.54
                                    ========    =======    =======    =======    =======

Total Return (b)..................    -5.97%      8.56%     11.48%     29.36%     19.23%
Net Assets at End of the Period
  (In millions)...................  $   84.7    $  94.8    $  94.2    $  87.9    $  70.3
Ratio of Expenses to Average Net
  Assets..........................      .64%       .65%       .75%       .74%       .75%
Ratio of Net Investment Income to
  Average Net Assets..............      .68%       .45%       .53%       .73%       .80%
Portfolio Turnover................        0%         0%         0%         0%         0%

(a) Based on average units outstanding.

(b) Total return based on net asset value (NAV) assumes an investment at the beginning of the period indicated, reinvestment of all distributions for the period, and sale of all shares at the end of the period, all at NAV. The returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions.

                                               See Notes to Financial Statements

NOTES TO
FINANCIAL STATEMENTS

December 31, 2001

1. SIGNIFICANT ACCOUNTING POLICIES

Van Kampen Exchange Fund (the "Fund"), a California limited partnership, is a partnership registered under the Investment Company Act of 1940, as amended, as a diversified open-end investment management company. The Fund seeks long-term growth of capital. The production of current income is a secondary objective. The Fund commenced investment operations on December 16, 1976.

    The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. SECURITY VALUATION Investments in securities listed on a securities exchange are valued at their sale price as of the close of such securities exchange. Fixed income investments are stated at value using market quotations. Listed securities and unlisted securities for which the last sales price is not available are valued at the mean between the last reported bid and ask price. For those securities where quotations or prices are not available, valuations are determined in accordance with procedures established in good faith by the Managing General Partners. Short-term securities with remaining maturities of 60 days or less are valued at amortized cost, which approximates market value.

B. SECURITY TRANSACTIONS Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.

    The Fund may invest in repurchase agreements which are short-term investments whereby the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specified price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen Asset Management Inc. (the "Adviser") or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due the Fund.

NOTES TO
FINANCIAL STATEMENTS

December 31, 2001

C. INVESTMENT INCOME Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis.

D. FEDERAL INCOME TAXES The Fund has met the qualifications to be classified as a partnership for federal income tax purposes and intends to maintain this qualification in the future. A partnership is not subject to federal income tax.

    At December 31, 2001, for federal income tax purposes the cost of long- and short-term investments is $3,746,594, the aggregate gross unrealized appreciation is $81,112,699 and the aggregate gross unrealized depreciation is $58,519, resulting in net unrealized appreciation on long- and short-term investments of $81,054,180.

E. DISTRIBUTION OF INCOME AND GAINS Quarterly distributions to partners are recorded on the record date. Net investment income is allocated daily to each partner, relative to the total number of units held. Capital gains or losses will be allocated equally among units outstanding on the day recognized.

F. EXPENSE REDUCTIONS During the year ended December 31, 2001, the Fund's custody fee was reduced by $211 as a result of credits earned on cash balances.

2. INVESTMENT ADVISORY AGREEMENT AND
OTHER TRANSACTIONS WITH AFFILIATES

Under the terms of the Fund's Investment Advisory Agreement, the Adviser will provide facilities and investment advice to the Fund for an annual fee payable monthly of .50% based on the average daily net assets of the Fund.

    For the year ended December 31, 2001, the Fund recognized expenses of approximately $3,300 representing legal services provided by Skadden, Arps, Slate, Meagher, & Flom (Illinois), counsel to the Fund, of which a trustee of the Fund is an affiliated person.

    Under an Accounting Services agreement, the Adviser provides accounting services to the Fund. The Adviser allocates the cost of such services to each fund. For the year ended December 31, 2001, the Fund recognized expenses of approximately $11,900 representing Van Kampen Investments Inc.'s or its affiliates' (collectively "Van Kampen") cost of providing accounting services to the Fund, which are reported as part of "Other" expenses in the Statement of Operations.

    Van Kampen Investor Services Inc., an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the year ended December 31, 2001, the Fund recognized expenses of approximately $7,500. Transfer agency fees are determined through negotiations with the Fund's Managing General Partners and are based on competitive benchmarks.

NOTES TO
FINANCIAL STATEMENTS

December 31, 2001

    Managing general partners of the Fund who are not affiliated with the Adviser are compensated by the Fund at the annual rate of approximately $500 plus a fee of $250 per Board meeting attended.

    The Managing General Partners of the Fund instituted a Retirement Plan effective April 1, 1996. The Plan is not funded, and obligations under the Plan will be paid solely out of the Fund's general accounts. The Fund will not reserve or set aside funds for the payment of its obligations under the Plan by any form of trust or escrow. For the current Managing General Partners not affiliated with the Adviser, the annual retirement benefit payable per year for a ten year period is based upon the highest total annual compensation received in any of the three calendar years preceding retirement. Managing General Partners with more than five but less than ten years service at retirement will receive a prorated reduced benefit. Under the Plan, for the Managing General Partners retiring with the effectiveness of the Plan, the annual retirement benefit payable per year for a ten year period is equal to 75% of the total compensation received from the Fund during the 1995 calendar year.

    At December 31, 2001, Van Kampen Funds Inc. and Van Kampen Exchange Corp., as nonmanaging general partners of the Fund, owned 340 and 3,082 units of partnership interest, respectively.

3. PARTNERSHIP UNIT TRANSACTIONS

Partners of the Fund may redeem units at any time. The net asset value of units redeemed, other than redemptions under a systematic withdrawal plan, may be paid in cash or securities, at the option of the Fund, and will ordinarily be paid in whole or in part in securities. The Fund's valuation will determine the quantity of securities tendered. The Fund will select securities for tender in redemptions based on tax or investment considerations.

4. INVESTMENT TRANSACTIONS

During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments, were $-0- and $2,406,715, respectively. All sales during the year resulted from redemption in kind distributions.

5. NET ASSETS

At December 31, 2001, net assets include the following:

Net paid in capital on units of beneficial interest.........    $ 7,861,722
Net unrealized appreciation on investments..................     76,814,576
                                                                -----------
Total net assets............................................    $84,676,298
                                                                ===========

                                     PART C

                               OTHER INFORMATION

ITEM 23.  EXHIBITS


                   (a)          Restated and Amended Certificate and Agreement of Limited
                                Partnership(5)
                      (1)       Amendment to Certificate of Limited Partnership, on Form
                                LP-1(1)
                      (2)       Amendment to Certificate of Limited Partnership, on Form
                                LP-2(2)
                      (3)       Amendment to Certificate of Limited Partnership, on Form
                                LP-2(4)
                      (4)       Amendment to Certificate of Limited Partnership, on Form
                                LP-2(5)
                   (b)          Bylaws(5)
                   (c)          Copy of Specimen Certificate(5)
                   (d)          Investment Advisory Agreement(4)
                   (e)          Not Applicable
                   (f)          Not Applicable
                   (g)(1)(a)    Custodian Contract(3)
                         (b)    Amendment to Custodian Contract+
                      (2)       Transfer Agency and Service Agreement(4)
                   (h)          Not Applicable
                   (i)          Not Applicable
                   (j)          Consent of Deloitte & Touche LLP+
                   (k)          Not Applicable
                   (l)          Not Applicable
                   (m)          Not Applicable
                   (n)          Not Applicable
                   (o)          Not Applicable
                   (p)(1)       Code of Ethics of the Investment Adviser and Distributor+
                      (2)       Code of Ethics of the Fund(6)


---------------
(1) Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 1995.

(2) Incorporated herein by reference to Post-Effective Amendment No. 17 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 29, 1996.

(3) Incorporated herein by reference to Post-Effective Amendment No. 75 to Van Kampen American Capital Growth and Income Fund's Registration Statement on Form N-1A, File Number 2-21657, filed March 27, 1998.

(4) Incorporated herein by reference to Post-Effective Amendment No. 19 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 1998.


(5) Incorporated herein by reference to Post-Effective Amendment No. 20 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 23, 1999.



(6) Incorporated herein by reference to Post-Effective Amendment No. 22 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 2001.


 +  Filed Herewith.

ITEM 24.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     None.

ITEM 25.  INDEMNIFICATION

     Article XIII, Section 13.4 of Registrant's Restated and Amended Certificate and Agreement of Limited Partnership provides as follows:

     "The Partnership shall indemnify each General Partner (including officers and or directors of a corporate General Partner and including former General Partners who have not ceased to be liable as General Partners under the Partnership Act) against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) reasonably incurred by him in any civil, criminal or investigative proceeding in which he is involved or threatened to be involved by reason of his being a General Partner of the Partnership, provided that he acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be within the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners. To the extent that a General Partner has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, he shall be deemed to have acted in good faith and in a manner he believed to be in the best interests of the Partnership or the Limited Partners. The determination under any other circumstances as to whether a General Partner acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners, shall be made by action of the General Partners who were not parties to such proceedings, or by independent legal counsel selected by the General Partners (who may be the regular counsel for the Partnership) in a written opinion. No General Partner shall be indemnified under this provision against any liability to the Partnership or its Partners to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the General Partners or Limited Partners, or otherwise."

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

     See "Management, Organization and Capital Structure" in Part A and "Management of the Fund" in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser's current Form ADV (File No. 801-1669) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

ITEM 27. PRINCIPAL UNDERWRITERS

     Not applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS

     All accounts, books and other documents of the Registrant required by
Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules thereunder to be maintained (i) by Registrant will be maintained at its offices, located at Van Kampen Investments Inc., 1 Parkview Plaza, Oakbrook Terrace, IL 60181-5555, Van Kampen Investor Services Inc., 7501 Tiffany Springs Parkway, Kansas City, MO 64153, or at the State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, MA 02171; and (ii) by the Adviser, will be maintained at its offices, located at 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181-5555.

ITEM 29.  MANAGEMENT SERVICES

     Not applicable.

ITEM 30.  UNDERTAKINGS

     Not applicable.

                                   SIGNATURE


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Van Kampen Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Oakbrook Terrace, and the State of Illinois, on the 25th day of April, 2002.

                                    VAN KAMPEN EXCHANGE FUND


                                    By /s/ SARA L. BADLER

                                      ------------------------------------------

                                            Sara L. Badler


                                            Assistant Secretary

                            VAN KAMPEN EXCHANGE FUND


                INDEX TO EXHIBITS TO AMENDMENT NO. 23, FORM N-1A



 EXHIBIT                             DESCRIPTION OF
   NO.                                  EXHIBIT
 -------                             --------------
(g)(1)(b)       Amendment to Custodian Contract
(j)             Consent of Deloitte & Touche LLP
(p)(1)          Code of Ethics of the Investment Adviser and Distributor